Exhibit 10.96

STANDARD BIOTOOLS INC.

NONEMPLOYEE DIRECTOR COMPENSATION POLICY

(Adopted April 25, 2024)

The Board of Directors of Standard BioTools Inc. (the “Company”) has approved the following Nonemployee Director Compensation Policy (this “Policy”) to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company’s Board of Directors. The Policy establishes compensation to be paid to nonemployee directors of the Company.

Applicable Persons

This Policy shall apply to each director of the Company who is not an employee of the Company or any Affiliate (each, an “Outside Director”). “Affiliate” shall mean an entity which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.

Compensation

A.	Equity Grants

1.	Annual Grants

Each Outside Director shall be granted, automatically and without any action on the part of the Board of Directors, under the Company’s Amended and Restated 2011 Equity Incentive Plan or a successor plan (the “Equity Plan”) each year beginning in 2024 on the first business day after the Company’s annual meeting of stockholders, (i) a number of non-qualified stock options (“Options”) to purchase shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), having an aggregate grant date fair value of $100,000, valued based on a Black Scholes valuation method (rounded to the nearest whole share) (the “Annual Option Award”), and (ii) a number of restricted stock units (the “RSUs”) having an aggregate grant date fair value of $100,000, determined by dividing (A) $100,000 by (B) the average closing price of the Common Stock on The Nasdaq Global Select Market for the 30-trading day period ending on the trading day prior to the date of grant (rounded to the nearest whole share), (the “Annual RSU Award,” and together with the Annual Option Award, the “Annual Grant”); provided, however, that an Outside Director who receives an Initial Grant (as defined below) at any annual meeting of the stockholders will not also receive an Annual Grant on that date.

2.	Initial Grants for Newly Appointed or Elected Directors

Each new Outside Director shall be granted, automatically and without any action on the part of the Board of Directors, under the Equity Plan, a number of Options to purchase shares of Common Stock having an aggregate grant date fair value of $350,000, valued based on a Black Scholes valuation method (rounded to the nearest whole share), on the first business day after the date that the Outside Director is first appointed or elected to the Board of Directors (the “Initial Grant”); provided, however, that a director who is an employee (an “Inside Director”) who ceases to be an Inside Director, but who remains a director, will not receive an Initial Grant.

3.	Annual Chairperson Award

The Chairperson of the Board of Directors will be granted a number of Options to purchase shares of Common Stock having an aggregate grant date fair value of $50,000, valued based on a Black Scholes valuation method (rounded to the nearest whole share) for chairmanship, in addition to the Annual Grant, each year beginning in 2024 on the first business day after the Company’s annual meeting of stockholders (the “Annual Chairperson Award,” and, together with the Annual Grant and the Initial Grant, the “Outside Director Grants).

4.	Terms of Outside Director Grants

Unless otherwise specified by the Board of Directors or the Human Capital Committee of the Board of Directors (the “Human Capital Committee”) at the time of grant, each Outside Director Grant shall: (i) vest, in the case of (A) an Annual Option Award and Annual Chairperson Award, in equal monthly installments over the twelve months following the date of grant, subject to the Outside Director’s or Chairperson’s continued service on the Board of Directors or as Chairperson, on the applicable vesting date, as applicable, (B) an Annual RSU Award, on the earlier to occur of (x) one day prior to the date of the Company’s next annual meeting of stockholders held after the date of grant or (y) the anniversary of the date of grant, in each case, subject to the Outside Director’s continued service on the Board of Directors through the applicable vesting date, (C) an Initial Grant, in equal annual installments over four years on each anniversary of the date of grant, subject to the Outside Director’s continued service on the Board of Directors on the applicable vesting dates; and (ii) be granted under the Company’s standard form of agreement unless on or prior to the date of grant the Board of Directors or the Human Capital Committee shall determine that other terms or conditions shall be applicable. Notwithstanding the foregoing, in the event of a Change in Control (as defined in the Equity Plan), all outstanding Options and RSUs held by an Outside Director will become 100% fully vested as of the closing of the Change in Control.

B.	Cash Fees

1.	Annual Cash Fees

Each Outside Director will receive an annual cash retainer fee in the amount of $50,000, and the following additional annual cash fees shall be paid to the Outside Directors serving as the Chairperson of the Board of Directors and on the Audit Committee, Human Capital Committee and Nominating and Governance Committee (“collectively, the “Committees”), as applicable (collectively, the “Annual Fees”).

Board of Directors or Committee of Board of Directors	Annual Retainer Amount for Chair	Annual Retainer Amount for Other Members
Board of Directors (additional Chairperson retainer)	$50,000	$-
Audit Committee	$10,000	$10,000
Human Capital Committee	$8,000	$7,000
Nominating and Governance Committee	$5,000	$5,000

2.	Payment Terms for All Cash Fees

Annual Fees payable to Outside Directors shall be paid quarterly in arrears as soon as practicable following the last business day of each fiscal quarter, prorated for the number of days during which he or she provided service.

Following an Outside Director’s first election or appointment to the Board of Directors, such Outside Director shall receive their cash compensation prorated during the first fiscal quarter in which they were initially appointed or elected for the number of days during which they provide service. If an Outside Director dies, resigns or is removed during any quarter, they shall be entitled to a cash payment on a prorated basis through their last day of service that shall be paid as soon as practicable following the last business day of the fiscal quarter.

Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Outside Director shall be reimbursed for their reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board of Directors and Committees thereof or in connection with other business related to the Board of Directors. Each Outside Director shall abide by the Company’s travel and other expense policies applicable to Company personnel.

Amendments

The Human Capital Committee or the Board of Directors shall review this Policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be adjusted in order to fulfill the objectives of this Policy.

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